Form 10-K, Exhibit 13
period 1997-12-31
ONSALE INC
filed 1998-03-31
CIK 1026506

                                                                   EXHIBIT 13.01

                            SELECTED FINANCIAL DATA
                            -----------------------


The following selected financial data should be read in conjunction with the Company's financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's historical results are not necessarily indicative of future results.


                                                                                                       PERIOD FROM
                                                                                                         INCEPTION
                                                                                                    (JULY 1994) TO
                                                                           YEARS ENDED DECEMBER 31,    DECEMBER 31,
                                                                      ---------------------------------------------
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)                       1997           1996          1995(1)
-------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Revenue:
     Merchandise                                                               $ 85,997        $12,573   $    30
     Commission and other revenue                                                 2,984          1,696       110
-------------------------------------------------------------------------------------------------------------------
     Total revenue                                                               88,981         14,269       140
Cost of revenue                                                                  77,723         11,539        27
-------------------------------------------------------------------------------------------------------------------
Gross profit                                                                     11,258          2,730       113
-------------------------------------------------------------------------------------------------------------------
Operating expenses:
     Sales and marketing                                                          5,885            891       144
     General and administrative                                                   5,871            758       227
     Engineering                                                                  2,873            714       182
-------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                                    14,629          2,363       553
-------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                                                    (3,371)           367      (440)
Interest and other income, net                                                      899             37        --
-------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                                (2,472)           404      (440)
Provision for income taxes                                                           --            (43)       --
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                              $ (2,472)       $   361   $  (440)
-------------------------------------------------------------------------------------------------------------------
Net income (loss) per share(2):
     Basic                                                                       $(0.16)         $0.03    $(0.04)
-------------------------------------------------------------------------------------------------------------------
     Diluted                                                                     $(0.16)         $0.03    $(0.04)
-------------------------------------------------------------------------------------------------------------------
Shares used in net income (loss) per share calculations(2):
     Basic                                                                       15,742         12,090    12,015
-------------------------------------------------------------------------------------------------------------------
     Diluted                                                                     15,742         13,536    12,015
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL FINANCIAL DATA:
Gross merchandise sales(3)                                                     $115,923        $30,727   $ 1,252
===================================================================================================================

                                                                                           December 31,
                                                                           ----------------------------------------
(DOLLARS IN THOUSANDS)                                                             1997           1996      1995
-------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Cash and cash equivalents                                                      $ 56,566        $ 2,729   $    20
Working capital (deficiency)                                                     60,579          1,731      (449)
Total assets                                                                     67,143          5,680        73
Long-term obligations                                                                --             --        --
Total stockholders' equity (deficit)                                             62,269          2,328      (419)

(1)  The Company's results of operations for the period from inception (July
     1994) to December 31, 1994 have been combined with the results of operations for the year ended December 31, 1995 due to the Company's limited activity during the earlier period. During 1994, the Company incurred expenses and reported a net loss of $41,000.

(2) See Notes 1 and 12 of Notes to Financial Statements for an explanation of the determination of the number of shares used in net income (loss) per share calculations.

(3) Represents what the Company's total revenue would have been if sales where the Company acted as a commissioned auction agent for its vendors ("Agent Sales") were recorded as transactions where the Company purchased or accepted consignment of merchandise from vendors for resale at auction ("Principal Sales"). This presentation of sales on a gross basis does not affect the Company's gross profit or net income (loss). Management believes that gross merchandise sales provide a more consistent comparison between historical periods and to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with generally accepted accounting principles ("GAAP"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

                                       8
                                 ONSALE, Inc.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 ---------------------------------------------


This Annual Report to Stockholders (including without limitation the following section regarding Management's Discussion and Analysis of Financial Condition and Results of Operations) contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding the Company and its business, financial condition, results of operations and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Annual Report. Additionally, statements concerning future matters, such as technology enhancements, equipment purchases, credit arrangements, and other statements regarding matters that are not historical, are forward-looking statements.

Although forward-looking statements in this Annual Report reflect the good faith judgment of the Company's management, such statements can only be based on facts and factors currently known by the Company. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation the Company's limited operating history and fluctuations in operating results; its dependence on relationships with other online companies; its reliance on merchandise vendors and other third parties; the inventory and price risks of the Company's purchasing merchandise in principal transactions, including management of customer returns and shrinkage resulting from theft, loss and misrecording of inventory; actual and potential competition; the limited management and other resources that the Company has available to address its rapid growth; dependence on the Internet; technological change; uncertain acceptance of the ONSALE brand; and reliance on automated technology, as well as factors discussed elsewhere in this Annual Report and in detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Annual Report. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Annual Report. Readers are urged to carefully review and consider the various disclosures made by the Company in this Annual Report, which attempt to advise interested parties of the risks and factors that may affect the Company's business, financial condition, results of operations and prospects.

OVERVIEW

ONSALE is an electronic retailer pioneering a new sales format - the interactive online auction - designed to serve as an efficient and entertaining marketing channel for products that are typically unavailable through conventional distribution channels. The Company currently specializes in selling excess merchandise, such as refurbished and close-out products, over the World Wide Web to businesses, resellers and consumers. The Company was incorporated in July 1994 and commenced auctioning products on the Internet in May 1995. For the period from inception (July 1994) to December 31, 1995, the Company's operating activities related primarily to recruiting personnel, purchasing operating assets, establishing vendor relationships and developing the computer infrastructure necessary to conduct live auctions on the Internet. During that period, the Company had total revenue of $140,000. The Company achieved profitability in the first quarter of 1996 and increased its total revenue and net income in each quarter of 1996. However, in early 1997 the Company elected to expand its operations, including increasing its staffing and marketing efforts, which resulted in higher operating expenses and net losses in the final three quarters of 1997. The Company expects to experience substantial net losses through at least the first half of 1999.

The Company obtains merchandise from vendors in either of two primary arrangements: the Principal Sales model (merchandise revenue) and the Agent Sales model (commission revenue). Under the Principal Sales model, the Company either purchases merchandise or sells merchandise under consignment relationships with vendors. For a discussion of the operation of each model, the risks of each to the Company and the recognition of revenue for each, see Note 1 of Notes to Financial Statements. From its inception through the third quarter of 1995, the Company derived all of its revenue from Agent Sales. However, as the Company grew, it experienced increasing constraints on the amount of merchandise it could obtain and sell under the Agent
                                       9
                                 ONSALE, Inc.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
               ------------------------------------------------


Sales model. Further, the Company believed that, by utilizing the Principal Sales model, it could control the availability of merchandise more effectively, improve customer service, and achieve higher gross margins over time. As a result, the Company began to use the Principal Sales model for an increasing number of transactions. For 1997, Principal Sales transactions represented 74.2% of the Company's gross merchandise sales. Gross merchandise sales represent what the Company's total revenue would have been if all sales for which the Company acted as a commissioned auction agent for its vendors (Agent Sales) were recorded as transactions in which the Company purchased or accepted consignment of merchandise from vendors for resale at auction (Principal Sales). In the fourth quarter of 1997 ONSALE introduced The ONSALE Exchange, a self-service site that allows individuals and small businesses to sell their own merchandise over the Web using the Company's auction management software.

The Company has an extremely limited operating history upon which to base an evaluation of the Company and its business and prospects. The Company's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Although the Company has experienced significant growth in merchandise and commission and other revenue in recent periods, there can be no assurance that the Company's revenue will continue at its current level or increase. The Company's revenue depends substantially upon the level of auction activity on its Web site, which, in turn, depends upon the availability of merchandise from the Company's vendors. This availability is difficult to forecast with any degree of certainty. A substantial reduction in merchandise availability would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company has relatively low operating margins and plans to increase its operating expenses significantly in order to increase the size of its staff, expand its marketing efforts, purchase larger volumes of merchandise to be sold at auction and support its growing infrastructure. To the extent that increases in operating expenses are not offset by increased revenue, the Company's business, results of operations and financial condition will be materially adversely affected.

RESULTS OF OPERATIONS

TOTAL REVENUE

Total revenue is comprised primarily of the gross value of Principal Sales and commissions on Agent Sales. Commencing in the fourth quarter of 1997, total revenue also includes revenue from the sale of advertising on the Company's Web site and revenue from The ONSALE Exchange. Revenue from advertising and The ONSALE Exchange was not significant during 1997. The Company had $140,000 of total revenue in the period from inception (July 1994) to December 31, 1995, most of which was derived from Agent Sales. Gross merchandise sales for the same period were $1.3 million. In 1996, total revenue and gross merchandise sales grew to $14.3 million and $30.7 million, respectively. In 1997, total revenue increased 522% to $89.0 million and gross merchandise sales increased 277% to $115.9 million. The Company's growth in total revenue and gross merchandise sales in each of these periods was due to investments in marketing designed to promote and maintain brand awareness of the Company, significant growth in the Company's customer base, increases in the amount of merchandise obtained from vendors, increases in the number of auctions per week, technological advances in the Company's systems allowing for a greater volume of sales, and the Company's expanding variety of merchandise.

The following tables i) reconcile total revenue to gross merchandise sales for the years ended December 31, 1997 and 1996, and for the period from inception (July 1994) to December 31, 1995; and ii) set forth the composition of gross merchandise sales for the years ended December 31, 1997 and 1996, and for the period from inception (July 1994) to December 31, 1995.


                                                                  PERIOD FROM
                                                                   INCEPTION
                                                                 (JULY 1994) TO
                                  YEARS ENDED DECEMBER 31,         DECEMBER 31,
                                 -----------------------------------------------
(IN THOUSANDS)                     1997          1996                 1995
--------------------------------------------------------------------------------
Total revenue                       $ 88,981   $14,269              $  140
Plus: gross Agent Sales               29,926    18,154               1,222
Less: net Agent Sales                 (2,984)   (1,696)               (110)
--------------------------------------------------------------------------------
Gross merchandise sales(1)          $115,923   $30,727              $1,252
================================================================================

                                      10
                                 ONSALE, Inc.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
               -------------------------------------------------




                                                                                    PERIOD FROM
                                                                                     INCEPTION
                                                                                  (JULY 1994) TO
                                             YEARS ENDED DECEMBER 31,               DECEMBER 31,
                                             ------------------------------------------------------
(DOLLARS IN THOUSANDS)                       1997                1996                1995
---------------------------------------------------------------------------------------------------
Principal Sales model-purchased inventory          $ 50,681    $ 2,308                 $       --
Principal Sales model-consigned inventory            35,316     10,265                         30
Agent Sales model                                    29,926     18,154                      1,222
---------------------------------------------------------------------------------------------------
Gross merchandise sales(1)                         $115,923     $30,727                    $1,252
===================================================================================================

(1) The gross merchandise sales amounts represent what the Company's total revenue would have been if all sales for which the Company acted as a commissioned auction agent for its vendors (Agent Sales) were recorded as transactions in which the Company purchased or accepted consignment of merchandise from vendors for resale at auction (Principal Sales). The presentation of sales on a gross basis does not affect the Company's gross profit or net income (loss). Management believes that the information on gross merchandise sales is relevant to a reader of the Company's financial statements since it provides a more consistent comparison between historical periods and a more accurate comparison to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with GAAP.

During 1997, the portion of the Company's gross merchandise sales derived from Principal Sales increased to 74.2% from 40.9% during 1996. The Company has increased its purchasing of merchandise from vendors, particularly from manufacturers, because the Company believes it has the potential to achieve higher gross margins over time by controlling the purchase of merchandise.

GROSS PROFIT

Overall gross profit was $11.3 million in 1997, $2.7 million in 1996 and $113,000 for the period from inception (July 1994) to December 31, 1995. Gross profit on Principal Sales for 1997 was $8.3 million or 9.6% of merchandise revenue under the Principal Sales model. The remainder of gross profit in 1997 ($3.0 million), which is primarily attributable to Agent Sales, represented 10.0% of gross merchandise sales made under the Agent Sales model. In 1996, gross profit on Principal Sales was $1.1 million or 9.1% of merchandise revenue made under the Principal Sales model after giving effect to the $108,000 of costs related to the write off of certain receivables from Agent Sales transactions. In 1996, gross profit on Principal Sales was adversely affected by a non-recurring charge of $130,000, or 1.0% of merchandise revenue, which resulted from the Company's shift in contract warehouses. The remainder of gross profit in 1996 ($1.6 million), which is attributable to Agent Sales, represented 8.7% of gross merchandise sales made under the Agent Sales model. The increase in gross margin on Agent Sales from 1996 to 1997 was attributable to the Company's ability to negotiate more favorable terms with vendors as it grew in size and, to a lesser extent, to the Company's beginning to sell advertising, which has little cost of revenue associated with it. Because net commissions on revenues from The ONSALE Exchange are expected to be a lower percentage than commissions on Agent Sales, overall margins on gross merchandise sales may be lower in the future if the revenues from The ONSALE Exchange grow more rapidly than those from Agent Sales.

OPERATING EXPENSES

The Company's operating expenses have increased significantly since the Company's inception. This trend reflects the costs associated with the Company's expansion, including recruiting of personnel, development of the Company's infrastructure, increased efforts to expand and market its services, and the Company's continued focus on enhancing its internal accounting policies and controls. The Company believes that continued expansion of its operations is essential to enhancing its brand name and maintaining its market share.

Sales and Marketing. Sales and marketing expenses consist primarily of advertising expenditures, payroll and related expenses for sales, marketing and merchandise acquisition personnel, and promotional material. Sales and marketing expenses were $5.9 million,

                                      11
                                 ONSALE, Inc.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
               ------------------------------------------------


$891,000 and $144,000 for the years ended December 31, 1997 and 1996, and for the period from inception (July 1994) to December 31, 1995, respectively. Sales and marketing expenses as a percentage of gross merchandise sales were 5.1%, 2.9% and 11.5% for the years ended December 31, 1997 and 1996, and for the period from inception (July 1994) to December 31, 1995, respectively. The dollar increases in sales and marketing expenses in each of these periods were primarily attributable to expansion of the Company's Internet advertising, increases in the Company's marketing staff, and increased expenses associated with promotion and marketing of the Company's services. The Company expects sales and marketing expenses to increase significantly in absolute dollars and as a percentage of gross merchandise sales as it endeavors to enhance its brand recognition through marketing alliances.

General and Administrative. General and administrative expenses consist primarily of payroll and related expenses for customer service, executive, accounting and logistical personnel, provision for doubtful accounts, facilities expenses, recruiting and other general corporate expenses. General and administrative expenses were $5.9 million, $758,000 and $227,000 for the years ended December 31, 1997 and 1996, and for the period from inception (July 1994) to December 31, 1995, respectively. General and administrative expenses as a percentage of gross merchandise sales were 5.1%, 2.5% and 18.1% for the years ended December 31, 1997 and 1996, and for the period from inception (July 1994) to December 31, 1995, respectively. The dollar increases in general and administrative expenses were due to increases in salaries and benefits, primarily as a result of the hiring of additional officers and other personnel, infrastructure development, and establishing reserves in connection with non-recurring potential expenses related to suppliers. The Company expects general and administrative expenses to increase in absolute dollars in 1998, and as a percentage of gross merchandise sales at least through the first half of 1998, as the Company expands its officer group, staff and facilities, and incurs additional costs related to being a public company.

Engineering. Engineering expenses consist primarily of payroll and related expenses for engineering personnel and consultants who develop, operate and monitor the Company's Web site and related systems, and equipment costs. Engineering expenses were $2.9 million, $714,000 and $182,000 for the years ended December 31, 1997 and 1996, and for the period from inception (July 1994) to December 31, 1995, respectively. Engineering costs as a percentage of gross merchandise sales were 2.5%, 2.3% and 14.5% for the years ended December 31, 1997 and 1996, and for the period from inception (July 1994) to December 31, 1995, respectively. The dollar increases in engineering expenses in each of these periods were primarily attributable to increased staffing and associated costs relating to enhancing the features and functionality of the Company's Web site and related systems. To date, all engineering costs have been expensed as incurred. The Company expects engineering expenses to increase in absolute dollars in the future but not to increase as a percentage of gross merchandise sales. However, there can be no assurance that gross merchandise sales will increase more rapidly than engineering expenses.

Interest and Other Income, Net. The Company's interest and other income, net was $899,000 in 1997 and $37,000 in 1996. The Company had no interest and other income, net in the period from inception (July 1994) to December 31, 1995. The increase in interest and other income, net, from 1996 to 1997 was due to increased cash balances resulting almost entirely from the proceeds from the Company's initial public offering of approximately $14.8 million in April 1997 and its secondary offering, which netted proceeds of approximately $45.1 million in October 1997.

INCOME TAXES

The Company had a net loss of $2.5 million and thus no provision for income taxes was recorded for 1997. For 1996, the Company generated income before income taxes of $404,000 and recorded a provision for income taxes of $43,000, representing an effective income tax rate of 10.6%. This effective tax rate was below the statutory rate primarily because the Company utilized its net operating loss carryforwards.

The Company had a net loss for the period from inception (July 1994) to December 31, 1995, and thus no provision for income taxes was recorded for that period. As of December 31, 1997, the Company had net operating loss carry-forwards for federal and state income tax purposes of approximately $676,000 and $876,000, respectively, which expire beginning in 2011 and 2002, respectively. See Note 9 of Notes to Financial Statements.

                                      12
                                 ONSALE, Inc.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
               -------------------------------------------------

QUARTERLY RESULTS OF OPERATIONS

The following table sets forth certain unaudited quarterly statement of operations data for the four quarters of 1997 and 1996. In the opinion of management, this information has been prepared on substantially the same basis as the financial statements appearing elsewhere in this Annual Report, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the financial statements of the Company and notes thereto appearing elsewhere in this Annual Report. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                                     QUARTERS ENDED
                                             ---------------------------------------------------------------------------------------
                                              DEC. 31,    SEPT. 30,    JUNE 30,  MAR. 31,   DEC. 31,  SEPT. 30,   JUNE 30,  MAR. 31,
 (DOLLARS IN THOUSANDS,                      ---------------------------------------------------------------------------------------
EXCEPT PER SHARE AMOUNTS)                        1997       1997       1997     1997        1996      1996       1996       1996
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
     Merchandise                               $32,243     $24,198    $17,860   $11,696    $ 7,622      $2,990     $1,493    $  468
     Commission and other revenue                  788         863        715       618        684         586        317       109
------------------------------------------------------------------------------------------------------------------------------------
        Total revenue                           33,031      25,061     18,575    12,314      8,306       3,576      1,810       577
Cost of revenue                                 29,316      21,735     16,146    10,526      7,076       2,665      1,380       418
------------------------------------------------------------------------------------------------------------------------------------
Gross profit                                     3,715       3,326      2,429     1,788      1,230         911        430       159
------------------------------------------------------------------------------------------------------------------------------------
Operating expenses:
     Sales and marketing                         2,612       1,935        948       390        379         339        115        58
     General and administrative                  2,412       1,376      1,294       789        362         275         89        32
     Engineering                                   958         765        589       561        365         182        115        52
------------------------------------------------------------------------------------------------------------------------------------
        Total operating expenses                 5,982       4,076      2,831     1,740      1,106         796        319       142
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                   (2,267)       (750)      (402)       48        124         115        111        17
Interest and other income, net                     552         167        148        32         34           3         --        --
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes               (1,715)       (583)      (254)       80        158         118        111        17
(Provision) benefit for income taxes                --          --         28       (28)       (18)        (12)       (11)       (2)
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                              $(1,715)    $  (583)   $  (226)  $    52    $   140      $  106     $  100    $   15
===================================================================================================================================
Net income (loss) per share:
     Basic                                     $ (0.09)    $ (0.03)   $ (0.01)  $  0.01    $  0.01      $ 0.01     $ 0.01    $ 0.00
===================================================================================================================================
     Diluted                                   $ (0.09)    $ (0.03)   $ (0.01)  $  0.00    $  0.01      $ 0.01     $ 0.01    $ 0.00
====================================================================================================================================
Supplemental financial data:
     Gross merchandise sales(1)                $41,138     $32,301    $24,543   $17,941    $14,399      $9,246     $5,290    $1,792
====================================================================================================================================

(1) Represents what the Company's total revenue would have been if sales where the Company acted as a commissioned auction agent for its vendors (Agent Sales) were recorded as transactions where the Company purchased or accepted consignment of merchandise from vendors for resale at auction (Principal Sales). This presentation of sales on a gross basis does not affect the Company's gross profit or net income (loss). Management believes that gross merchandise sales provide a more consistent comparison between historical periods and to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with GAAP.

As a result of its decision in early 1997 to expand its operations, the Company believes that the results of operations for the quarters ended December 31 and September 30, 1997 are most indicative of its current business model. Accordingly, the following discussion focuses on those two quarters.

Total revenue for the quarter ended December 31, 1997 was $33.0 million, a 31.5% increase over total revenue of $25.1 million for the quarter ended September 30, 1997. Gross merchandise sales for the quarter ended December 31, 1997 were $41.1 million, a 27.2% increase over the $32.3 million for the third quarter of 1997. The Company's growth in total revenue and gross

                                      13
                                 ONSALE, Inc.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
               -------------------------------------------------


merchandise sales was due to investments in marketing designed to promote and maintain brand awareness of the Company, growth in the Company's customer base, increases in the amount of merchandise obtained from vendors, technological advances in the Company's systems allowing for a greater volume of sales and the Company's expanding variety of merchandise. During the fourth quarter of 1997, the Company started selling sports and fitness equipment on a new auction supersite and started its self-service auction site, The ONSALE Exchange. Advertising revenue and revenue from The ONSALE Exchange, which were included in commission and other revenue, were not significant during 1997. Principal Sales represented 78.4% of gross merchandise sales in the fourth quarter of 1997, but growth in revenue from The ONSALE Exchange and advertising could cause this percentage, which has been steadily increasing, to stabilize. In January 1998, the Company increased its number of auctions from five to seven per week.

During the quarter ended December 31, 1997, gross profit was $2.9 million under the Principal Sales model and $788,000 under the Agent Sales model. For the quarters ended December 31 and September 30, 1997, gross profit represented 11.2% and 13.3% of total revenue and 9.0% and 10.3% of gross merchandise sales, respectively. The Company's gross margin in the quarter ended December 31, 1997 was adversely affected by a drop in market prices for personal computers in the first part of the quarter, free shipping and other giveaways related to promotional programs and the implementation of The ONSALE Exchange, which generates lower gross margins than the Company's other sales. The Company responded to the drop in personal computer gross margins by reducing its expenses and selling virtually all of its computer inventory by the end of the quarter.

For the quarters ended December 31 and September 30, 1997, sales and marketing expenses were $2.6 and $1.9 million, or 6.3% and 5.9% of gross merchandise sales, respectively. The increases in sales and marketing expenses in each of these periods were primarily attributable to expansion of the Company's Internet advertising, increases in the Company's marketing staff and increased expenses associated with promotion and marketing of the Company's services. The Company expects sales and marketing expenses to increase significantly in absolute dollars and as a percentage of gross merchandise sales as it endeavors to enhance its brand recognition through marketing alliances. The Company has expended substantial amounts on promotion of The ONSALE
Exchange during the first quarter of 1998.

For the quarters ended December 31 and September 30, 1997, general and administrative expenses were $2.4 and $1.4 million, or 5.8% and 4.3% of gross merchandise sales, respectively. The dollar increases in general and administrative expenses resulted from increases in salaries and benefits, primarily due to hiring of additional officers and other personnel, infrastructure development, and establishing reserves in connection with non-recurring potential expenses related to suppliers. The Company expects general and administrative expenses to increase in absolute dollars and as a percentage of gross merchandise sales, at least through the first half of 1998, as the Company expands its officer group, staff and facilities, and incurs the additional costs related to being a public company. The Company incurred costs in the quarter ended December 31, 1997 to move approximately half of its staff to its new corporate facilities. The remaining staff will move during the first half of 1998.

For the quarters ended December 31 and September 30, 1997, engineering expenses were $1.0 million and $765,000, respectively, or 2.4% of gross merchandise sales. The dollar increase in engineering expenses was primarily attributable to increased staffing and associated costs relating to enhancing the features and functionality of the Company's Web site and related systems. To date, all engineering costs have been expensed as incurred. The Company expects engineering expenses to increase in absolute dollars in the future but not to increase as a percentage of gross merchandise sales. However, there can be no assurance that gross merchandise sales will increase more rapidly than engineering expenses.

                                      14
                                 ONSALE, Inc.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
               -------------------------------------------------


FLUCTUATIONS IN OPERATING RESULTS

The Company's operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, due to a number of factors, many of which are outside the Company's control. These factors include (i) the Company's ability to attract new customers at a steady rate, manage its inventory mix and the mix of products offered at auction, meet certain pricing targets, liquidate its inventory in a timely manner, maintain gross margins and maintain customer satisfaction, (ii) the availability and pricing of merchandise from vendors,
(iii) the Company's ability to manage customer returns and shrinkage resulting from theft, loss, and misrecording of inventory, (iv) product obsolescence and pricing erosion, (v) consumer confidence in encrypted transactions in the Internet environment, (vi) the timing, cost and availability of advertising on other Web sites, (vii) the amount and timing of costs relating to expansion of the Company's operations, (viii) the announcement or introduction of new types of merchandise, service offerings or customer services by the Company or its competitors, (ix) technical difficulties with respect to consumer use of the auction format on the Company's Web site, (x) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems, (xi) delays in shipments as a result of strikes or other problems with the Company's delivery service providers or the loss of the Company's credit card processor and (xii) general economic conditions and economic conditions specific to the Internet and electronic commerce. As a strategic response to changes in the competitive environment, the Company may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on the Company's quarterly results of operations and financial condition. The Company also expects that, in the future, it like other retailers may experience seasonality in its business. Due to all of the foregoing factors, in some future quarter the Company's operating results may not meet the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, the Company has financed its operations primarily through the sale of Common Stock in the Company's initial public offering of approximately $14.8 million in April 1997 and a secondary offering, which netted proceeds of approximately $45.1 million in October 1997, the private sale of Series A Preferred Stock and warrants for approximately $2.3 million in September 1996, and the sale of $1.9 million of Series B Preferred Stock pursuant to the exercise of the warrants in March 1997. Net cash used in operating activities for 1997 was approximately $7.0 million, net cash provided by operating activities for 1996 was $1.2 million and net cash used in operating activities for the period from inception (July 1994) to December 31, 1995 was $210,000. The net cash used in operating activities in 1997 was primarily attributable to the Company's net loss from operations of $2.5 million and to increases in merchandise inventory of $4.1 million (resulting from the Company's decision to expand its Principal Sales model) and in accounts receivable of $2.0 million
(as the Company changed the timing of settlement of cash receipts relating to certain major credit card transactions), partially offset by an increase in accrued expenses of $1.5 million. The net cash provided by operating activities during 1996 was primarily attributable to net income of $361,000 and increases in accounts payable of $2.2 million, deferred revenue of $602,000 and accrued expenses of $363,000, partially offset by increases in merchandise inventory, prepaid expenses and other current assets, and accounts receivable of $1.5 million, $458,000 and $373,000, respectively. The net cash used in operating activities from inception (July 1994) to December 31, 1995 was primarily attributable to the net loss from operations of $440,000, partially offset by increases in accrued expenses and accounts payable of $117,000 and $103,000, respectively.

Net cash of $62.4 million provided by financing activities in 1997 resulted almost entirely from proceeds received from the Company's public stock offerings and from the exercise of warrants and employee stock options. In 1996, a venture capital group purchased Series A Preferred Stock and certain warrants for approximately $2.3 million. The Company used a portion of these funds to repay advances from the Company's founders. Net cash of $270,000 provided by financing activities from inception (July 1994)

                                      15
                                 ONSALE, Inc.

              MANAGEMENT'S DISCUCSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
              --------------------------------------------------


to December 31, 1995 resulted entirely from advances from the Company's founders. Net cash used in investing activities comprised purchases of property and equipment of $1.6 million, $606,000 and $40,000 for the years ended December 31, 1997 and 1996, and for the period from inception (July 1994) to December 31, 1995, respectively.

As of December 31,1997, the Company had approximately $56.6 million of cash and cash equivalents. In the first quarter of 1997, the Company entered into a $4.0 million line of credit agreement with a financial institution that expires on April 17, 1998. Borrowings under the line bear interest at an annual rate of 0.75% over the bank's prime rate (8.5% at December 31, 1997). Pursuant to the line of credit, the financial institution has been granted a continuing security interest in substantially all assets of the Company, now owned or hereafter acquired, including intellectual property. Pursuant to the line of credit, the Company is required to maintain certain financial ratios and is prohibited from incurring a monthly and cumulative pretax loss in excess of certain specified amounts. The Company was in compliance with or had received waivers for each of these covenants at December 31, 1997. The Company also agreed to certain negative covenants, including convenants not to incur additional indebtedness or create additional security interests in the assets of the Company. There were no borrowings under this line of credit during 1997 and the Company does not intend to renew the line of credit.

As of December 31, 1997, the Company's principal commitments consist of obligations of approximately $5.5 million under operating leases for its corporate headquarters. Although the Company has no material commitments for capital expenditures, it anticipates purchasing approximately $3.2 million of property and equipment during 1998 associated with the Company's relocation to its new facilities, for computer equipment, and opening its new warehouse in northern California. In addition, the Company plans to spend approximately $700,000 in the first quarter of 1998 for a new financial system. During 1997, the Company entered into certain sponsorship agreements allowing it to appear as the auction sponsor, and in some cases the exclusive auction sponsor, on specific Web sites. These agreements require future payments of up to $2.3 million and under certain circumstances incremental fees based on the volume of traffic to its Web site. These agreements expire at various times from January to September 1998. As the Company continues to enter into more transactions structured as Principal Sales, the Company will need to commit more cash to support a larger merchandise inventory. Also, as a result of the Company's intention to offer credit to certain customers in the next six months and because of its rapid growth, the Company may require additional cash to support the anticipated growth in accounts receivable. The Company expects its operating expenses to increase significantly as a result of increased

                                      16
                                  ONSALE, Inc.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
               -------------------------------------------------


staffing, expanded marketing efforts, increased software development efforts, and its growing infrastructure. As a result, the Company expects to experience substantial quarterly net losses through at least the first half of 1999, and thus may need to finance its increased inventory, accounts receivable, capital expenditures and some portion of its operating expenses from its current cash and cash equivalents balance. The Company believes that its current cash and cash equivalent balance will meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or convertible debt securities or obtain further credit facilities. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available to the Company in amounts or on terms acceptable to the Company.

IMPACT OF THE YEAR 2000 ISSUE

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

The Company's internally developed systems and its new accounting systems are Year 2000 compliant. During 1998, the Company will work with its vendors and third party processors to ensure compatibility with the Year 2000 issue. Costs related to the Company's Year 2000 plan will be expensed as incurred and are not currently expected to have a material effect on the results of operations of the Company. The Company's estimate of costs related to Year 2000 compliance is a forward-looking statement that is subject to risks and uncertainties, including the risk that the operations of the Company's credit card processors and merchandise vendors could be disrupted by Year 2000 problems.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting and display of comprehensive income. SFAS 131 establishes standards for disclosing information about operating segments for public business enterprises and supersedes FASB Statement No. 14. Both SFAS 130 and SFAS 131 are effective for fiscal years beginning after December 15, 1997.

                                      17
                                 ONSALE, Inc.

                                BALANCE SHEETS
                                --------------

                                                                                                   DECEMBER 31,
                                                                                     -------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PAR VALUE DATA)                                                  1997          1996
--------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                                                $ 56,566        $ 2,729
   Accounts receivable, net of allowances of $154 and $66                                      2,390            395
   Merchandise inventory                                                                       5,632          1,520
   Prepaid expenses and other current assets                                                     865            439
--------------------------------------------------------------------------------------------------------------------
     Total current assets                                                                     65,453          5,083
Property and equipment, net                                                                    1,535            578
Other assets                                                                                     155             19
--------------------------------------------------------------------------------------------------------------------
     Total assets                                                                           $ 67,143        $ 5,680
====================================================================================================================
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                                         $  2,408        $ 2,268
   Accrued expenses                                                                            1,963            480
   Deferred revenue                                                                              503            604
--------------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                                 4,874          3,352
Commitments and contingencies (Notes 3, 10 and 11)
Stockholders' equity:
   Convertible preferred stock, $0.001 par value;  2,000,000 shares authorized:
    none and 365,191 shares issued and outstanding, respectively                                  --              1
   Common stock, $0.001 par value; 30,000,000 shares authorized;
    18,642,015 and 12,178,757 shares issued and outstanding, respectively                         19             12
   Additional paid-in capital                                                                 64,801          2,494
     Accumulated deficit                                                                      (2,551)           (79)
     Less: note receivable from stockholder                                                       --           (100)
--------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                               62,269          2,328
--------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                             $ 67,143        $ 5,680
====================================================================================================================

See notes to these financial statements.

                                      18
                                 ONSALE, Inc.

                           STATEMENTS OF OPERATIONS
                           ------------------------

                                                                                                      PERIOD FROM
                                                                                                        INCEPTION
                                                                                                   (JULY 1994) TO
                                                                       YEARS ENDED DECEMBER 31,       DECEMBER 31,
                                                            ------------------------------------------------------
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)               1997               1996            1995
------------------------------------------------------------------------------------------------------------------
Revenue:
  Merchandise                                                        $ 85,997            $ 12,573      $   30
  Commission and other revenue                                          2,984               1,696         110
------------------------------------------------------------------------------------------------------------------
     Total revenue                                                     88,981              14,269         140
Cost of revenue                                                        77,723              11,539          27
------------------------------------------------------------------------------------------------------------------
Gross profit                                                           11,258               2,730         113
------------------------------------------------------------------------------------------------------------------
Operating expenses:
  Sales and marketing                                                   5,885                 891         144
  General and administrative                                            5,871                 758         227
  Engineering                                                           2,873                 714         182
------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                          14,629               2,363         553
------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                                          (3,371)                367        (440)
Interest and other income, net                                            899                  37          --
------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                      (2,472)                404        (440)
Provision for income taxes                                                 --                 (43)         --
------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                    $ (2,472)            $   361      $ (440)
==================================================================================================================
Net income (loss) per share:
  Basic                                                              $  (0.16)            $  0.03      $(0.04)
==================================================================================================================
  Diluted                                                            $  (0.16)            $  0.03      $(0.04)
==================================================================================================================
Shares used in net income (loss) per share calculations:
  Basic                                                                15,742              12,090      12,015
==================================================================================================================
  Diluted                                                              15,742              13,536      12,015
==================================================================================================================

See notes to these financial statements.

                                      19
                                 ONSALE, Inc.

                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                                                                    PERIOD FROM
                                                                                                      INCEPTION
                                                                                                 (JULY 1994) TO
                                                                   YEARS ENDED DECEMBER 31,        DECEMBER 31,
                                                           ----------------------------------------------------
(DOLLARS IN THOUSANDS)                                             1997               1996                1995
---------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income (loss)                                              $ (2,472)      $     361               $ (440)

  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation and amortization                                   616              58                   10
      Issuance of common stock                                         --              --                   21

      Changes in assets and liabilities:
        Accounts receivable, net                                   (1,995)           (373)                 (22)
        Merchandise inventory                                      (4,112)         (1,519)                  (1)
        Prepaid expenses and other assets                            (562)           (458)                  --
        Accounts payable                                              140           2,165                  103
        Accrued expenses                                            1,483             363                  117
        Deferred revenue                                             (101)            602                    2
---------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) operating activities           (7,003)          1,199                 (210)
---------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchase of property and equipment                               (1,573)           (606)                 (40)
---------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from issuance of preferred stock and warrants               --           2,345                   --
  Proceeds from note receivable from stockholder, net                 100              --                   --
  Proceeds from issuance of common stock and
   exercise of warrants, net                                       62,313              41                   --
  Advances due related parties, net                                    --            (270)                 270
---------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                     62,413           2,116                  270
---------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                          53,837           2,709                   20
Cash and cash equivalents at beginning of period                    2,729              20                   --
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                       $ 56,566       $   2,729               $   20
===============================================================================================================
Supplemental disclosure of noncash financing activities:
  Common stock issued for promissory note                        $     --       $     100               $   --
===============================================================================================================

See notes to these financial statements.

                                      20
                                 ONSALE, Inc.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                CONVERTIBLE
                                              PREFERRED STOCK        COMMON STOCK                 ADDITIONAL
                                             ----------------      ----------------
                                                                                            NOTE    PAID-IN    ACCUMULATED
(DOLLARS IN THOUSANDS)                       SHARES      AMOUNT    SHARES    AMOUNT    RECEIVABLE   CAPITAL        DEFICIT    TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock to founders                             12,000,000  $   12                 $     8                 $    20
Issuance of common stock                                             43,398      --                       1                       1
Net loss                                                                 --      --                       -    $      (440)    (440)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,  1995                                    12,043,398      12                       9           (440)    (419)
Issuance of common stock                                             20,000      --    $    (100)       100             --       --
Issuance of common stock pursuant to
  exercise of options                                                15,000      --           --         16             --       16
Issuance of common stock upon
  exercise of warrants                                              100,359      --           --         25             --       25
Issuance of Series A convertible preferred
  stock at $6.39 per share and warrants
  for cash                                   365,191     $    1          --      --           --      2,344             --    2,345
Net income                                        --         --          --      --           --         --            361      361
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                 365,191          1  12,178,757      12         (100)     2,494            (79)   2,328
Issuance of Series B convertible preferred
  stock pursuant to exercise of warrants     202,910          1          --      --           --      1,945             --    1,946
Issuance of common stock upon initial public
  offering, net of issuance costs                 --         --   2,875,000       3           --     14,805             --   14,808
Conversion of Series A and B convertible
  preferred stock into common stock upon
   initial public offering                  (568,101)        (2)  1,704,303       2           --         --             --       --
Issuance of common stock upon secondary
   offering, net of issuance costs                --         --   1,709,300       2           --     45,128             --   45,130
Issuance of common stock pursuant to
  exercise of options                             --         --     157,057      --           --        339             --      339
Issuance of common stock pursuant to the
  employee stock purchase plan                    --         --      17,598      --           --         90             --       90
Repayment of note receivable from
  stockholder                                     --         --          --      --          100         --             --      100
Net loss                                          --         --          --      --           --         --         (2,472)  (2,472)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                      --     $   --  18,642,015  $   19    $      --    $64,801    $    (2,551) $62,269
===================================================================================================================================

See notes to these financial statements.

                                      21
                                 ONSALE, Inc.

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

NOTE 1. THE COMPANY AND A SUMMARY OF
        ITS SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

ONSALE, Inc. (the "Company" or "ONSALE") is a leading electronic retailer pioneering a new sales format - the interactive online auction - designed to serve as an efficient and entertaining marketing channel for products that typically are unavailable through conventional distribution. The Company conducts its business within one industry segment.

The Company was incorporated in California in July 1994 and commenced operations in May 1995. In March 1997, the Company reincorporated in Delaware and exchanged each share of each series of stock of the predecessor company into one share of the corresponding series of stock of the Delaware successor.

The Company's results of operations from inception (July 1994) to December 31, 1994 have been combined with the results of operations for the year ended December 31, 1995 due to the Company's limited activity during such period. During 1994, the Company incurred expenses and reported a net loss of $41,000.

SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition. The Company obtains merchandise from vendors in either of two primary arrangements: the Principal Sales model (merchandise revenue) and the Agent Sales model (commission revenue). Under the Principal Sales model, the Company either purchases merchandise or sells merchandise under consignment relationships with vendors.

Principal Sales-purchases. For sales of merchandise owned by ONSALE, the Company is responsible for conducting the auction, billing the customer, shipping the merchandise to the customer and processing merchandise returns. The Company recognizes the full sales amount as revenue upon verification of the credit card transaction authorization and shipment of the merchandise. In this type of transaction, the Company bears both inventory and credit risk with respect to sales of its inventory. In instances where the credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped.

Principal Sales-consignment. For sales on consignment, the Company either takes physical possession of the merchandise or the vendor retains physical possession of the merchandise. In either case, the Company is not obligated to take title to the merchandise unless it successfully sells the merchandise at auction. Upon completion of an auction, the Company takes title to the merchandise, charges the customer's credit card and either ships the merchandise directly or arranges for a third party to complete delivery to the customer. Subsequently, the Company pays the vendor any amounts due for the purchase of the related merchandise. The Company records the full sales amount as revenue upon verification of the credit card authorization and shipment of the merchandise. In consignment transactions, the Company is at risk of loss for collecting all of the auction proceeds, delivery of the merchandise and returns from customers. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped.

Under the Principal Sales model, the Company will allow customers to return products, in certain circumstances. Accordingly, the Company provides for allowances for estimated future returns at the time of shipment based on historical experience.

Agent Sales. Agent Sales revenue includes revenue from Agent Sales transactions and revenue generated from transactions on The ONSALE Exchange. In Agent Sales transactions, the Company conducts electronic auctions and processes orders in exchange for a commission on the sale of the vendor's merchandise. Under this arrangement, at the conclusion of an auction the Company forwards the order information to the vendor, which then charges the customer's credit card for the merchandise and ships the merchandise to the customer. In an Agent Sales transaction, the Company does not take title to or possession of the merchandise, and the vendor bears all of the risk of credit card chargebacks. In the fourth quarter of 1997, the Company launched The ONSALE Exchange, which allows small businesses and individuals to sell merchandise using its online auction site. The seller is responsible for setting up the auction and consummating the sales transaction, including collection of the sales price and shipment of merchandise. The Company charges a commission to the seller for facilitating the auction. For Agent Sales and The ONSALE Exchange transactions, the Company recognizes the commissions as revenue upon completion of the auction process and the forwarding of the auction sales information to the vendor or the seller. The vendor or the seller is typically responsible for merchandise returns.

Supplemental financial data. The Company's relationships with its vendors have evolved from a purely Agent Sales business at the Company's inception to a business that is now primarily comprised of Principal Sales transactions. Gross merchandise sales represent what the Company's total revenue would have been if all Agent Sales had been made as Principal Sales. Management believes that the information on gross merchandise sales is relevant to a reader of the Company's financial statements since it provides a more consistent comparison between historical periods, and a more accurate comparison to future periods, than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with generally accepted accounting principles.

                                      22
                                 ONSALE, Inc.

                   ----------------------------------------

The reconciliation of total revenue in the Statements of Operations to gross merchandise sales is as follows (unaudited):

                                                           PERIOD FROM
                                                             INCEPTION
                                                           (JULY 1994) TO
                                YEARS ENDED DECEMBER 31,   DECEMBER 31,
                                -----------------------------------------
(DOLLARS IN THOUSANDS)              1997           1996       1995
-------------------------------------------------------------------------
Total revenue                   $  88,981       $ 14,269    $  140
Plus: gross Agent Sales            29,926         18,154     1,222
Less: net Agent Sales              (2,984)        (1,696)     (110)
-------------------------------------------------------------------------
Gross merchandise sales         $ 115,923       $ 30,727    $ 1,252
=========================================================================

Cash and cash equivalents. Cash and cash equivalents consist of funds in checking accounts and money market funds. All highly liquid investments with a maturity of three months or less from the date of purchase are considered cash equivalents. Interest earned on these investments is included in interest income.

The Company has adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and, accordingly, classifies investment securities as either held-to-maturity, trading or available-for-sale. At December 31, 1997 and 1996, the Company did not hold any investment securities.

Merchandise inventory. Inventory is stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

Property and equipment. Property and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of 5 years or the lease term.

Advertising costs. All advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs. Advertising expense was approximately $1.9 million for the year ended December 31, 1997. For 1996 and for the period from inception (July 1994) to December 31, 1995, advertising costs were not significant.

Engineering expenses. Engineering expenses include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's Web site. Engineering costs are expensed as incurred.

Income taxes. The Company provides for income taxes using an asset and liability approach that recognizes deferred tax assets and liabilities for expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities.

Dependence on merchandise vendors. The Company does not manufacture any of the merchandise that it auctions. The Company's strategy has been to develop and maintain relationships with brokers and original equipment manufacturers to secure a continuing supply of merchandise to be auctioned.

Concentration of credit risk. Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company's accounts receivable are derived from Agent Sales earned from merchants located in the United States and Canada, and the Company generally requires no collateral from its merchants. Principal Sales are generally made through credit cards and are pre-approved. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable and potential credit losses.

Basic and diluted net income (loss) per share. The Company adopted SFAS No. 128, "Earnings per Share" ("SFAS 128"), during the year ended December 31, 1997 and retroactively restated net income (loss) per share data for all periods presented. SFAS 128 requires the Company to report both basic earnings per share and diluted earnings per share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and potentially dilutive common equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is antidilutive. SFAS 128 requires a reconciliation of the numerators and denominators of the basic and diluted per share calculations (see Note 12).

Stock-based compensation. The Company accounts for its stock-based awards using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees," and its related interpretations and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 7).

Management estimates and assumptions. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications. Certain prior years' balances have been reclassified to conform with the current year's presentation.

Recent accounting pronouncements. In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting and display of comprehensive income. SFAS 131 establishes standards for disclosing information about operating segments for public business enterprises and supersedes SFAS No. 14. Both SFAS 130 and SFAS 131 are effective for fiscal years beginning after December 15, 1997.

                                      23
                                 ONSALE, Inc.

NOTE 2. DETAILS OF BALANCE SHEET COMPONENTS

                                      DECEMBER 31,
                                     -------------
(DOLLARS IN THOUSANDS)               1997     1996
Property and equipment:
   Computer equipment             $  1,765   $  523
   Furniture and fixtures              329      123
   Leasehold improvements              125       --
---------------------------------------------------
                                     2,219      646
Less: accumulated depreciation
  and amortization                    (684)     (68)
---------------------------------------------------
  Property and equipment, net     $  1,535   $  578
===================================================
Accrued expenses:
   Reserve for sales returns      $    481   $   11
   Sales tax payable                   357      133
   Accrued credit card fees            303       --
   Accrued shipping and handling       321       --
   Other accrued expenses              501      336
---------------------------------------------------
  Total accrued expenses          $  1,963   $  480
===================================================


NOTE 3. LINE OF CREDIT

In the first quarter of 1997, the Company entered into a $4.0 million line of credit agreement with a financial institution that expires on April 17, 1998. Borrowings under the line bear interest at an annual rate of 0.75% over the bank's prime rate (8.5% at December 31, 1997). Pursuant to the line of credit, the financial institution has been granted a continuing security interest in substantially all assets of the Company, now owned or hereafter acquired, including intellectual property. The Company is required to maintain certain financial ratios and is prohibited from incurring a monthly and cumulative pretax loss in excess of certain specified amounts. The Company was in compliance with or had received waivers for each of these covenants at December 31, 1997. The Company also agreed to certain negative covenants, including covenants not to incur additional indebtedness or create additional security interests in the assets of the Company. There were no borrowings under this line of credit during 1997 and the Company does not intend to renew the line of credit.

NOTE 4. RELATED PARTY TRANSACTIONS

From inception (July 1994) through mid-1996, two of the Company's significant stockholders provided certain advances to the Company for working capital and property and equipment purchases. During 1996 and 1995, stockholders made advances aggregating $496,000 to the Company. The advances did not bear interest. The Company repaid these advances in December 1996.

In June 1996, two of the Company's significant stockholders agreed to act as guarantors of the Company's obligations under the Company's agreement with First USA Merchant Services, Inc. ("First USA") to have First USA process credit card transactions for the Company. The two stockholders are each liable to First USA for any liability or indebtedness the Company owes to First USA.

NOTE 5. CONVERTIBLE PREFERRED STOCK AND WARRANTS

The certificate of incorporation of the Company, as amended, authorizes 2.0 million shares of convertible preferred stock, of which 600,000 and 204,521 shares had been designated as Series A and Series B, respectively. In September 1996, the Company issued 365,191 shares of its Series A convertible preferred stock ("Series A") at a purchase price of $6.39 per share, for aggregate proceeds of $2.3 million. In connection with the issuance of the Series A shares, the Company issued warrants to two investors to purchase an aggregate of up to 202,910 shares of the Company's Series B convertible preferred stock at $9.59 per share. On March 12, 1997, the investors exercised these warrants in full. The aggregate proceeds to the Company were approximately $1.9 million. In April 1997, upon the closing of the Company's initial public offering, these shares of Series A and Series B convertible preferred stock converted automatically into 1,704,303 shares of common stock.

NOTE 6. COMMON STOCK

In April 1997, the Company completed its initial public offering and issued 2.5 million shares of its common stock to the public at a price of $6.00 per share. The Company received approximately $12.7 million of cash, net of the underwriting discount and offering expenses. On May 21, 1997, the Company's underwriters exercised an option to purchase an additional 375,000 shares of common stock, to cover over-allotments, at a price of $6.00 per share. The Company received approximately $2.1 million of cash, net of the underwriting discount and offering expenses.

In October 1997, the Company completed a second offering of 2.3 million shares of common stock to the public at a price of $28.25 per share. 1,709,300 of these shares were sold by the Company and the remaining 590,700 shares were sold by certain selling stockholders. The Company received approximately $45.1 million of cash, net of the underwriting discount and offering expenses.

The Company has the right to repurchase, at the original issue price, a declining percentage of certain of the shares of common stock issued to the founders under written agreements with such individuals. The Company's right to repurchase such stock lapses in 48 equal monthly increments commencing in July 1994 as long as the employee is continuously employed by the Company. At December 31, 1997, 1.5 million shares of common stock were subject to repurchase by the Company.

                                      24
                                 ONSALE, Inc.

In July 1994, the Company issued a warrant to purchase 100,359 shares of common stock at $0.25 per share in exchange for legal services. No value was ascribed to the warrant as its fair value at the time of issuance was considered nominal. The warrant was exercised in July 1996, resulting in aggregate proceeds to the Company of $25,000.

NOTE. 7 EMPLOYEE BENEFIT PLANS

Equity Incentive Plan. Under the Company's 1995 Equity Incentive Plan (the "1995 Plan"), 3.5 million shares of common stock have been reserved for issuance pursuant to stock options, restricted stock and stock bonuses that may be granted to employees, directors and consultants. Incentive stock options must be granted with exercise prices of at least the fair market value of the Company's common stock on the date of grant (at least 110% of the fair market value of the Company's common stock in the case of holders of more than 10% of the Company's voting stock), and nonqualified stock options must be granted with exercise prices of at least 85% of fair market value of the Company's common stock on the date of grant. Options generally vest over a 48-month period and expire over terms not exceeding ten years from the date of grant.

Directors Stock Option Plan. In December 1996, the Company's Board of Directors adopted the 1996 Directors Stock Option Plan (the "Directors Plan") and reserved 100,000 shares of common stock for issuance thereunder. The Company's stockholders approved the Directors Plan in January 1997. Only outside directors may be granted options under the Directors Plan. The Directors Plan provides for an initial grant to outside directors of 15,000 shares. In addition, the Directors Plan provides for automatic annual grants of 5,000 shares thereafter. The exercise price must be 100% of the fair market value of the Company's common stock on the date of grant. Options generally vest over a 48-month period and expire over terms not exceeding ten years from the date of grant.

A summary of stock option activity under the 1995 Plan and Directors Plan is as follows:

                                               OPTIONS        WEIGHTED AVERAGE
                                             OUTSTANDING       EXERCISE PRICE
------------------------------------------------------------------------------
Balance at December 31, 1994
     Granted                                   776,250              $0.03
     Exercised                                      --                 --
     Canceled                                       --                 --
-------------------------------------------------------------------------
Balance at December 31, 1995                   776,250               0.03
     Granted                                   927,410               2.24
     Exercised                                 (15,000)              1.03
     Canceled                                  (75,750)              0.51
-------------------------------------------------------------------------
Balance at December 31, 1996                 1,612,910               1.27
     Granted                                   923,550               8.81
     Exercised                                (157,057)              2.16
     Canceled                                  (90,342)              5.44
-------------------------------------------------------------------------
Balance at December 31, 1997                 2,289,061              $4.09
=========================================================================

At December 31, 1997, 659,053 options were fully vested and exercisable at prices ranging from $0.03 to $18.13, and 1,138,882 options were reserved for future grant under both plans.

The following table summarizes information about stock options outstanding as of December 31, 1997:

                                               OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
-------------------------------------------------------------------------------------------------------------------
                                               WEIGHTED AVERAGE       WEIGHTED                            WEIGHTED
                                  NUMBER           REMAINING           AVERAGE            NUMBER           AVERAGE
RANGE OF EXERCISE PRICES       OUTSTANDING      CONTRACTUAL LIFE    EXERCISE PRICE     EXERCISABLE  EXERCISE PRICE
-------------------------------------------------------------------------------------------------------------------
$0.03 - $  0.03                  731,300              8.0 years       $   0.03            363,009       $ 0.03
$0.07 - $  0.07                   11,500              8.3                 0.07              4,250         0.07
$0.67 - $  0.67                  280,316              8.5                 0.67            114,985         0.67
$1.50 - $  2.00                  243,150              8.8                 1.78             55,244         1.79
$3.50 - $  6.63                  352,607              9.4                 5.53             47,111         5.49
$7.00 - $ 11.00                  537,888              9.2                 7.78             71,696         7.01
$14.01 -$ 18.13                  115,050              9.9                17.76              2,758        18.13
$22.40 -$ 22.40                    5,000              9.7                22.40                 --           --
$33.39 -$ 33.39                   12,250              9.8                33.39                 --           --
-------------------------------------------------------------------------------------------------------------------
                               2,289,061                                                  659,053
===================================================================================================================

                                      25
                                 ONSALE, Inc.

                   -----------------------------------------


Employee Stock Purchase Plan. In December 1996, the Company's Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 150,000 shares of common stock for issuance thereunder. The Company's stockholders approved the Purchase Plan in January 1997. The Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of their annual compensation not to exceed $21,250. Eligible employees may purchase up to 1,500 shares in each six month period. The price at which the common stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. Each offering period will have a maximum duration of 24 months, and shares of common stock will be purchased for each participant at semi-annual intervals during each offering period. At December 31, 1997, 132,402 shares were reserved for future issuance under this plan.

Fair Value Disclosures. SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires the disclosure of pro forma net earnings and earnings per share as if the Company had adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

For the year ended December 31, 1997, the fair value of each option on the date of grant was determined using the Black-Scholes model. For the year ended December 31, 1996 and the period from inception (July 1994) to December 31, 1995 the value of each option on the date of grant was estimated using the minimum value method as the Company was not public.

To determine the value of each option on the date of grant, the following assumptions were used for the stock option plans and the stock purchase plan for the year ended December 31, 1997: annual dividend yield of 0%; volatility of 70%; risk-free interest rates of 6.4% and 6.0%, respectively; and weighted average expected terms of five and two years, respectively. To determine the value of each option on the date of grant, the following assumptions were used for the year ended December 31, 1996 and for the period from inception (July
1994) to December 31, 1995: annual dividend yield of 0% for both years; risk-free interest rates of 6.3% and 5.5%, respectively; and weighted average expected option term of five years for both years. The weighted average fair value of stock options granted for the years ended December 31, 1997 and 1996 and for the period from inception (July 1994) to December 31, 1995 was $5.58, $0.58 and $0.01, respectively.

Had compensation cost been recognized in accordance with SFAS 123, the pro forma net loss would have been $2.8 million or $0.18 for both basic and diluted net loss per share in 1997, net income of $349,000 or $0.03 for both basic and diluted net income per share in 1996, and net loss of $448,000 or $0.04 for both basic and diluted net loss per share for the period from inception (July 1994) to December 31, 1995.

Because the determination of the fair value of the options granted for all periods presented is based on the assumptions set forth above, the above pro forma disclosure may not be indicative of the pro forma effects of option grants on reported net income (loss) for future years.

NOTE 8. 401(K) PLAN

Effective November 1996, the Company adopted the ONSALE 401(k) Plan (the "401(k) Plan") that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed 15% of their total compensation. The Company, at its discretion, may make contributions for the benefit of eligible employees. The Company's contributions for all periods presented were not significant.

NOTE 9. INCOME TAXES

No provision for income taxes was recorded from inception (July 1994) through December 31, 1995 as the Company incurred net operating losses during the period. The benefit (provision) for income taxes consisted of the following:

                              YEARS ENDED DECEMBER 31,
                              ------------------------
(DOLLARS IN THOUSANDS)            1997       1996
------------------------------------------------------
Current:
     Federal                     $(106)     $ 117
     State                          --         32
------------------------------------------------------
                                  (106)       149
------------------------------------------------------
Deferred:
     Federal                        95        (95)
     State                          11        (11)
------------------------------------------------------
                                   106       (106)
------------------------------------------------------
                                 $  --      $  43
======================================================

                                      26
                                 ONSALE, Inc.

                   -----------------------------------------

The provision for income taxes differs from the amount determined by applying the U.S. statutory income tax rate to income before income taxes as summarized below.


                                                                 PERIOD FROM
                                                                   INCEPTION
                                                              (JULY 1994) TO
                                   YEARS ENDED DECEMBER 31,     DECEMBER 31,
                                   -----------------------------------------
(DOLLARS IN THOUSANDS)                     1997         1996       1995
----------------------------------------------------------------------------
Tax provision at statutory rate         $  (840)       $ 137         $(150)
State income taxes, net of
     federal benefit                       (144)          25           (26)
Non-recognition (recognition)
     of tax benefit                       1,088         (120)          176
Refund due to NOL
     carryback of tax benefit              (106)          --            --
Other                                         2            1            --
----------------------------------------------------------------------------
                                        $    --        $  43         $  --
============================================================================

Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes. The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on currently available evidence, that some portion or all of the deferred tax assets will not be realized. Management believes that the available objective evidence creates sufficient uncertainty regarding the realizability of deferred tax assets such that a full valuation allowance is required at December 31, 1997. Significant components of the Company's deferred tax assets are as follows:

                                           DECEMBER 31,
                                        -----------------
(DOLLARS IN THOUSANDS)                      1997     1996
---------------------------------------------------------
Net operating loss carryforwards          $   281   $  --
Reserves and accruals                         770     162
Other                                          20      --
---------------------------------------------------------
                                            1,071     162
Valuation allowance                        (1,071)    (56)
---------------------------------------------------------
Net deferred tax asset                    $    --   $ 106
=========================================================

At December 31, 1997, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $676,000 and $876,000 respectively, which expire beginning in 2011 and 2002, respectively.

NOTE 10. COMMITMENTS

The Company leases office space for its corporate headquarters. These leases expire at various times from July 1998 to November 2002. Future annual minimum lease payments under all non-cancelable operating leases as of December 31, 1997 are as follows:

(DOLLARS IN THOUSANDS)
----------------------------------
Year Ending December 31,
1998                        $1,276
1999                         1,296
2000                           970
2001                         1,010
2002                           917
----------------------------------
                            $5,469
==================================

Total rent expense for the years ended December 31, 1997 and 1996 and for the period from inception (July 1994) to December 31, 1995 was approximately $456,000, $86,000 and $18,000, respectively.

During 1997, the Company entered into certain sponsorship agreements allowing it to appear as the auction sponsor, and in some cases the exclusive auction sponsor, on specific Web sites. These agreements require future payments of up to $2.3 million and under certain circumstances incremental fees based on the volume of traffic to its Web site. These agreements expire at various times from January to September 1998.

NOTE 11. LITIGATION

From time to time, the Company is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.

NOTE 12. BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

Net income (loss) per share is calculated in accordance with the provisions of SFAS 128 as discussed in Note 1, which requires a reconciliation of the numerators and denominators used in the basic and diluted net income (loss) per share calculations as follows:

                                                                               PERIOD FROM
                                                                                 INCEPTION
                                                                            (JULY 1994) TO
                                             YEARS ENDED DECEMBER 31,         DECEMBER 31,
                                        --------------------------------------------------
                                            1997                  1996               1995
------------------------------------------------------------------------------------------
Net income (loss) available to
  common stockholders                    $(2,472)              $   361            $  (440)
------------------------------------------------------------------------------------------
Weighted average common
  shares outstanding (basic)              15,742                12,090             12,015
Weighted average common
  stock equivalents:
    Stock options                             --                   928                 --
    Convertible preferred stock               --                   518                 --
------------------------------------------------------------------------------------------
Weighted average common
  shares outstanding (diluted)            15,742                13,536             12,015
------------------------------------------------------------------------------------------
Net income (loss) per share:
  Basic                                  $ (0.16)              $  0.03            $ (0.04)
------------------------------------------------------------------------------------------
  Diluted                                $ (0.16)              $  0.03            $ (0.04)
==========================================================================================

For the year ended December 31, 1997 and for the period from inception (July
1994) through December 31, 1995, options to purchase approximately 2.3 million and 776,000 shares, respectively, were outstanding but were not included in the computation because they are antidilutive.

                                      27
                                 ONSALE, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS
        ---------------------------------------------------------------


To the Board of Directors and Stockholders of ONSALE, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of stockholders' equity (deficit) present fairly, in all material respects, the financial position of ONSALE, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 and for the period from inception (July 1994) to December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PRICE WATERHOUSE LLP



San Jose, California
February 12, 1998

                                      28
                                 ONSALE, Inc.

                            CORPORATE INFORMATION
      -----------------------------------------------------------------

EXECUTIVE OFFICERS
S. Jerrold Kaplan
President, Chief Executive Officer

Alan S. Fisher
Vice President of Development and Operations,
Chief Technical Officer

Leslie S. Benson
Vice President, Controller and Acting Chief Financial Officer

Merle W. McIntosh
Senior Vice President of Merchandise Acquisition

Martha D. Greer
Vice President of Merchandise Management

Dennis J. Shepard
Vice President Operations

DIRECTORS
S. Jerrold Kaplan
President, Chief Executive Officer
Chairman of the Board

Alan S. Fisher
Vice President of Development and Operations,
Chief Technical Officer

Peter L. Harris
Chairman, Chief Executive Officer and President,
Express Portraits

Peter H. Jackson
President and Chief Executive Officer,
Intraware, Inc.

Kenneth J. Orton
President and Chief Executive Officer,
Preview Travel, Inc.

HEADQUARTERS
ONSALE, Inc.
1350 Willow Road, Suite 202
Menlo Park, CA 94025
Tel: 650-470-2400
Fax: 650-470-6990
www.onsale.com

TRANSFER AGENT
Boston EquiServe
Investor Relations
150 Royall Street
MS 45-02-64
Canton, MA 02021
Tel: 781-575-3120
Fax: 781-828-8813

INDEPENDENT ACCOUNTANTS
Price Waterhouse LLP
San Jose, CA

CORPORATE COUNSEL
Fenwick & West LLP
Palo Alto, CA

INVESTOR RELATIONS COUNSEL
The Financial Relations Board, Inc.
180 Montgomery Street, Suite 940
San Francisco, CA 94101
Tel: 415-986-1591

STOCK LISTING
The Company's stock is traded on the Nasdaq National Market under the symbol ONSL. The following table sets forth the quarterly high and low closing sales prices for the Company's common stock since its initial public offering in April 1997:

QUARTERS ENDED                       HIGH         LOW
June 30, 1997                        9.25        4.75
September 30, 1997                  32.25        8.50
December 31, 1997                   34.63       13.25

As of December 31, 1997 there were 50 stockholders of record, excluding stockholders whose stock is held in nominee or street name by brokers.

DIVIDEND POLICY

The Company's present policy is to retain its earnings to finance future growth and, accordingly, it does not anticipate paying cash dividends in the foreseeable future.

ANNUAL MEETING INFORMATION

May 18, 1998, at 10:00 a.m.,
ONSALE, Inc. Corporate Headquarters
1350 Willow Road, Suite 202
Menlo Park, CA 94025

                                      29
                                 ONSALE, Inc.